ART PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 15th day of February, 2021 (the "***Effective Date***"), by and between Najell Investments LTD ("***Trustee***"), a company incorporated and registered in the Republic of Cyprus, with incorporation number HE323133, with an address at 15 Vyzantiou, 1st floor, Flat/Office 101, Chryseleousa, 2064, Nicosia, Cyprus, acting as trustee of The Global Art Private Trust ("***Seller***"), and Masterworks Gallery, LLC, with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is engaged in the business of the purchase and sale of works of art. Seller, acting on its own behalf and on behalf of its undisclosed Partner (the "***Partner***"), who are collectively the sole legal and beneficial owners of the work of art described on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and Seller has full authority to sell the Work. Seller has granted a power of attorney, dated the date hereof, to Charles, Senouf of the Republic of France, to represent the Seller in connection with the transactions contemplated by this Agreement. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 037 Segregated Portfolio ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Sale. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is Five Million Five Hundred Thousand Dollars ($5,500,000) (the "***Purchase Price***"). The Purchase Price shall be paid as follows: (i) a deposit in the amount of Eight Hundred Twenty Five Thousand Dollars ($825,000) shall be paid within two (2) business days of the Inspection (as defined in Section 9 below) (the "***First Installment***"), subject to the satisfactory completion of the Inspection, and (ii) the remaining Four Million Six Hundred Seventy Five Thousand Dollars ($4,675,000) of the Purchase Price (the "***Final Installment***") shall be paid on or before June 10, 2021. For the avoidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work at the Storage Location (as defined in Section 4 below). Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit A.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

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3.1.3. Seller has the authority to act on behalf of itself and the Partner, who together are the sole legal and beneficial owners of the Work and have good and marketable title to the Work.

3.1.4. The Work is, to the best of Seller's knowledge after due inquiry with its Partner, not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). The Seller does not have any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. The Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon delivery and acceptance by Buyer at the Delivery Location (as defined in Section 7.1 below), as stated in the condition report attached hereto as Exhibit C (the "***Condition Report***"). Upon delivery at the Delivery Location, Delaware Freeport or their agent, shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is not materially different to that which is set forth in the Condition Report. If at the time of delivery of the Work at the Delivery Location or as of the Closing Date the condition of the Work is materially different to that which is set forth in the Condition Report, Buyer shall have the right to terminate the Agreement.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work where required, including any taxes on the export or the import of the Work to its final destination at the Delivery Location, have been paid and any required declarations upon the export and import have been made. For the avoidance of doubt, the parties acknowledge and agree that the Delivery Location is a duty-free zone and the delivery of the Work to this location is not subject to the payment of any tax or duty (import or other), however in the event that any tax would be levied by the State of Delaware (or any municipality therein) then it will be the responsibility of Buyer to pay such tax.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country. Seller has conducted reasonable due diligence on its Partner in conformity with the laws and regulation of its jurisdiction and has confirmed to its reasonable satisfaction that its Partner is not identified on criminal or terrorist watch lists.

3.2. Seller and Partner do hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

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4. Storage and Care of the Work.

4.1. Between the Effective Date and the date on which Seller packs and ships the work for delivery to the Delivery Location, Seller shall pack and ship the Work from its current location at UOVO, 41-54 22nd St, Queens, NY 11101 ("***Current Location***") to premises located at Basel Freeport GmbH Riehentorstrasse 33, 4058 Basel, Switzerland ("***Storage Location***"), and shall store the Work at Storage Location before the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7 below). Except as described in Sections 4.1. and 7.1. Seller shall not relocate the Work without Agent's prior written approval.

4.2. Seller agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. Insurance. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy to the extent of the amount of the First Installment. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee to the extent of the amount of the First Installment.

6. Title. The "***Closing Date***" shall mean the date upon which Agent pays the Purchase Price to Seller and Seller receives the Purchase Price. On the Closing Date, subject only to Agent's payment of the Purchase Price in accordance with this Agreement and good receipt of it by Seller, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale and a certificate of authenticity from the artist for the Work, if applicable. Seller shall be responsible for remitting any and all applicable sales proceeds due to its Partner in connection of the sale of the Work hereunder.

7. Delivery and Expenses.

7.1. Within three (3) business days of the Closing Date, Seller shall arrange for the Work to be packed and shipped by fine art shippers, approved by Agent in writing and paid for directly by Agent, to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware, 19711 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from the Storage Location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to pay or reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from the Storage Location to the Delivery Location pursuant to this Agreement, provided that all shipping and packing costs shall be approved in advance in writing by Agent.

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8. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement.

9. Inspection. Within two (2) working days from the Effective Date Buyer shall be entitled to inspect the Work at Current Location (the "***Inspection***"), to confirm the condition of the Work matches the condition reflected in the Condition Report. When the Work is delivered to the Storage Location, Basel Freeport or their agent shall prepare a condition report at the Agent's expense to confirm the condition of the Work matches the condition reflected in the Condition Report. When the Work is delivered to the Delivery Location, Delaware Freeport or their agent shall prepare a final condition report at the Agent's expense to confirm the condition of the work matches the condition reflected in the Condition Report.

10. Security Interest. Subject to the good receipt by Seller of the Purchase Price, Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

11. Miscellaneous. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

THE GLOBAL ART PRIVATE TRUST

By its Trustee:

NAJELL INVESTMENTS LTD

By:
Its:

AGENT:

Masterworks Gallery, LLC

Mariya Golovina

By: Mariya Golovina
Its: Director

[Signature Page to Purchase Agreement]

EXHIBIT A

INVOICE

(Attached)

Najell Investments Ltd as Trustee of

The Global Art Private Trust

Registered Office Address:
15 Vyzantiou,,
1st floor, Office 101,
2064, Chryseleousa, Strovolos,
NICOSIA,
CYPRUS

Tel: +357 22 516 671
Fax: +357 22 516 672

Masterworks Cayman SPC,
On behalf of its 037 Segregated Portfolio
497 Broome Street
New York, New York 10013

February 11th, 2021

INVOICE 2021009

Keith HARING

Untitled, 1982 USD 5 500 000,00
Enamel and dayglo on metal
229,9 x 183,8 x 4,1 Cm

TOTAL **USD 5 500 000,00**
(US Dollars Five millions five hundred thousand)
Payment terms : Deposit 15 % - Balance within 120 days

DELIVERY :
Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711

Country transported from: Switzerland
Country transported to:USA – Delaware FREE PORT

Bank details :

Favor : The Global Art Private Trust - 15 Vyzantiou, - 1st floor, Office 101 - 2064, Chryseleousa, Strovolos, Nicosia, Cyprus

Bank : Barclays Bank Ireland Public Limited Company - One Molesworth Street, Dublin 2, D02 RF29, Ireland

CURRENCY	ACCOUNT NUMBER	IBAN		SWIFT
USD	[redacted]	[redacted]		[redacted]

NAJELL INVESTMENTS LTD * HE 323133 *

Registered Company number: HE323133
VAT n. 10323133B

EXHIBIT B

BILL OF SALE

Dated: _______, 2021

Sold by:	NAJELL INVESTMENTS LTD Vyzantiou, 15, 1st floor, Flat/Office 101, Chryseleousa, 2064, Nicosia, Cyprus	("**Seller**")
Sold to:	Masterworks Cayman SPC, On behalf of its 037 Segregated Portfolio 497 Broome Street New York, New York 10013	("**Buyer**")

Work sold:	Artist:	Keith Haring	(the "**Work**")
	Title:	Untitled	
	Medium:	Enamel and dayglo on metal	
	Size:	90 1/2 x 72 3/8 inches (229.9 x 183.8 x 4.1 cm)	
	Year:	1982	

Purchase Price:	$5,500,000
NY Sales/Use Tax:	For Buyer's account (where applicable)

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated February 12, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

THE GLOBAL ART PRIVATE TRUST

By its Trustee:

NAJELL INVESTMENTS LTD

____

By:
Its:

EXHIBIT C

CONDITION REPORT

(Attached)